                                                            EXHIBIT 10.09

                                LOAN AGREEMENT

     THIS LOAN AGREEMENT ("Agreement"), made as of the 24 day of July, 1997, by and between G-P PLASTICS, INC., a Michigan corporation ("Borrower"), and CAPITAL BIDCO, INC a Michigan business and industrial development corporation ("Lender").

     BACKGROUND The Borrower needs $500,000 in debt financing. The Lender is willing to provide such financing on the terms and conditions set forth in this Agreement.

SECTION I. DEFINITIONS.

     1.1 Defined Terms. The following terms shall have the following respective meanings:

     "Accounts," "Chattel Paper," "Documents," "Equipment," "Fixtures," "General Intangibles," "Goods," "Investments" and "Inventory" shall have the meanings assigned to them in the UCC on the date of this Agreement.

     "Affiliate" of a person shall mean any person (a) who or which, directly or indirectly, controls, is controlled by or is under common control with such person, (b) who is director, officer or employee of such person or of an Affiliate or (c) who is related by blood or marriage to an Affiliate.

     "Assignment" shall mean an assignment pursuant to which the Borrower provides to the Lender a collateral assignment of the Policy, in such form as the Lender shall, in its sole discretion. require.

     "Bankruptcy Code" shall mean the Bankruptcy Code of 1978 of the United States. as amended, or any successor act or code.

     "Borrower's Address" shall mean 3910 Industrial Drive, Rochester Hills, Michigan 48309.

     "Business Day" shall mean a day on which banks in Michigan are open to carry on their normal commercial banking, business.

     "Cash Flow" shall mean, as of any applicable date of determination, net earnings before interest, taxes, depreciation and amortization expense paid, payable or chargeable for the twelve (12) month period immediately preceding such date of determination.

     "Charter" shall mean the certificate or articles of incorporation pursuant to which a corporation was formed or is subsisting.

     "Collateral" shall mean all of Borrower' s properties, rights,- and assets whether now owned or hereafter acquired, and whether real, personal or mixed, including but not limited to, Borrower's Accounts, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments and Inventory, the Policy and any other properties or assets in which a lien or security interest is granted to the Lender pursuant to the Security Agreement, the Assignment or any other instrument or agreement executed and delivered in connection with this Agreement.

    "Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

    "Debt Service" shall mean, as of any applicable date of determination, all principal and interest expense for borrowed money, all capitalized lease obligation payments and payments with respect to similar items of indebtedness paid or payable for the twelve (12) month period immediately preceding such date of determination.

    "Default" shall mean a condition or event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

    "Disbursement Date" shall mean each date upon which the Lender makes a loan under Section 2.1 of this Agreement.

    "Environmental Laws" shall mean any United States, state, local or foreign statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization or mandate relating to:

          (i) emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water, publicly owned treatment works, septic systems or land;

          (ii) the use, treatment, storage, disposal, handling, manufacture, sale, transportation, generation, or shipment of any hazardous waste, toxic waste, solid waste, medical waste, infectious waste, radioactive waste or material or by-product material, other material, pollutant or contaminant, substance, product or by-product; or

          (iii) otherwise relating to pollution or the protection of health, safety or environment.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

    "Event of Default" shall mean any of those conditions or events listed in
Section 8.1 of this Agreement after the expiration of any applicable notice or cure periods set forth in Section 8.1.

    "Financial Statements" shall mean all those balance sheets, earnings statements, cash flows, projections and other financial data (whether of the Borrower, any Subsidiary, any Guarantor or otherwise) which have been, or will be, under Section 6.1, furnished to the Lender for the purposes of, or in connection with, this Agreement and the transactions contemplated hereby.

    "Financing Statements" shall mean UCC financing statements or similar filing instruments describing the Lender as secured party and the Borrower as debtor covering the Collateral and otherwise in such form, for filing in such jurisdictions and with such filing offices as the Lender shall reasonably deem necessary or advisable.

    "GAAP" shall mean, as of any applicable date of determination, Generally accepted accounting principles consistently applied.

    "Gross Sales" shall mean, for any applicable period of determination aggregate gross revenues received by a party from all sales of its products or services, net of discounts, returns and allowances.

    "Guarantor" shall mean each of John Horner and David Shiflett.

    "Guaranty" shall mean a conditional guaranty pursuant to which the Guarantor guarantees the Indebtedness if the Guarantor shall voluntarily leave the employ of the Borrower, in such form as the Lender shall, in its sole discretion, require.

    "Hazardous Materials" shall mean hazardous waste, solid waste, pollutant or contaminant, toxic substance or hazardous substance as defined in any Environmental Laws, or any of the regulations adopted and publications promulgated pursuant to said laws, any asbestos, asbestos fibers or friable asbestos, any PCBs, any medical or infectious waste, radioactive waste or material or by-product material, any petroleum or petroleum products, paint containing lead, urea formaldehyde foam insulation, discharges of sewage or effluent, or any other hazardous. toxic, foreign or obnoxious pollutant or material or substance.

    "Horizon" shall mean Horizon BIDCO Investment Company, a Michigan business and industrial development corporation, and its successors and assigns.

    "Indebtedness" shall mean all indebtedness, obligations and liabilities whatsoever of the Borrower to the Lender, including, without limitation, indebtedness, obligations and liabilities arising under the Note, this Agreement and the transactions contemplated hereby, including, without limitation Revenue Participation Payments, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due or now existing or hereafter arising, and however evidenced.

    "Inmold" shall mean Inmold, Inc., an Indiana corporation.

    "Intercreditor Agreement" shall mean an agreement between Lender and Horizon relating to the relative priority of Lender and Horizon in the Collateral in such form as Lender shall, in its sole discretion, require.

    "IRC" shall mean the Internal Revenue Code of 1986, as amended.

    "Lender's Address" shall mean 6412 Centurion, Suite 150, Lansing, Michigan 48917.

    "Mortgage" shall mean a mortgage granted to secure up to 75% of a purchase price not exceeding $ 1,800,000 incurred in the purchase of the facilities located at Borrower's Address and currently leased to the Borrower.

    "Net Worth" shall mean, as of any applicable date of determination, net worth of a person determined in accordance with GAAP.

    "Note" shall mean a promissory note payable to the Lender in the form of Exhibit A and executed and delivered under Section 2.1.

    "Notice Date" shall mean the earlier of (i) the date of notice to the Borrower by the Lender of a Default or (ii) the date the Lender is notified, or should have been notified, pursuant to the Borrower's obligation under Section
6.1.6 of this Agreement, of such Default.

    "Option" shall mean an option in favor of Capital to purchase 75,000 shares of common stock of Inmold, in such form and with such terms and conditions as Capital shall, in its sole discretion, require.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation or any person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

    "Permitted Liens" shall mean:

            (a)     Liens and encumbrances in favor of the Lender;

    (b) Liens and encumbrances in favor of the Senior Lender;

    (c) Liens and encumbrances in favor of Horizon, for so long as the Intercreditor Agreement shall remain in effect;

    (d) The Mortgage;

    (e) Existing liens (other than in favor of Senior Lender or Horizon and in no event including outstanding federal or state tax liens, including property tax and MESC liens) described on Schedule 5.21;

    (f) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings;

    (g) Liens not delinquent created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

    (h) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

    (i) Encumbrances consisting of zoning restrictions, rights-of-way, easements or other restrictions on the use of real property, none of which materially impairs the use of such property in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use; and

    (j) Purchase money security interests in fixed assets granted to secure not more than the purchase price of such fixed assets, provided that any such purchase giving rise to such security interest does not otherwise violate any provision of this Agreement.

"Person" (whether or not capitalized) shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

"Plans" shall mean any employee benefit or pension plan governed by ERISA.

"Policy" shall mean a policy of key-man life insurance upon the life of each Guarantor in the respective amount of not less than $500,000 each.

"Revenue Participation Payment" shall have the meaning set forth in Section 2.2.

    "Revenue Participation Termination Date" shall mean June 30, 2002.

    "Security Agreement" shall mean a security agreement pursuant to which Borrower grants to the Lender a security interest in the Collateral to be provided by Borrower, in such form as the Lender shall, in its sole discretion, require.

    "Senior Lender" shall mean The CIT Group/Credit Finance, Inc. and any subsequent commercial bank or financial such initial Senior Lender on terms substantially commercial bank or financial institution replacing similar to those applicable to such initial Senior Lender.

    "Senior Lender Subordination Agreement" shall mean an agreement pursuant to which the Lender subordinates the Indebtedness owing the Lender to the Debt owing the Senior Lender, in such form as the Lender and the Senior Lender shall, in their respective sole discretion, agree.

    "Subsidiaries" shall mean any person of which more than fifty percent (50%) of the outstanding voting rights or securities shall, as of any applicable date of determination, be owned directly, or indirectly through one or more subsidiaries, by a person.

    "UCC" shall mean Public Act 174 of 1962 of the State of Michigan, as amended.

    1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

    1.3 Singular and Plural. Where the context herein requires. the singular number shall be deemed to include the plural, and vice versa.

SECTION 2. THE LOAN.

    2.1 Term Loan. Lender agrees to make to the Borrower in a single disbursement on the date of this Agreement, subject to the satisfaction of the conditions set forth in Section 4, a term loan in the principal amount of Five Hundred Thousand Dollars ($500,000) evidenced by, and payable as set forth in, the Note. The loan shall be disbursed directly to the Borrower, unless otherwise directed in writing by the Borrower.

    2.2 Revenue Participation Payments. In consideration of the Lender's agreements hereunder, the Borrower agrees to pay to the Lender, on the dates and calculated in the manner set forth below, during, the period commencing on the date of this Agreement and ending on the forth below, during, Revenue Participation Termination Date amounts (each a "Revenue Participation Payment") equal to (a) Seventy Five-Hundreths (0.75%) per cent of Borrower's annual Gross Sales in excess of Twelve Million ($12,000,000) Dollars up to and including Fifteen Million Five Hundred Thousand ($15,500,000) Dollars and (b) One and one-quarter (1.25%) per cent of Borrower's annual Gross Sales in excess of Fifteen Million Five Hundred Thousand ($15,500,000) Dollars.

    Gross Sales for periods other than a full fiscal year shall be annualized as provided below and the percentages set forth above shall be used to calculate an interim Revenue Participation Payment on the basis of such annualized Gross Sales.

    The Borrower acknowledges that the Revenue Participation Payments will continue, notwithstanding the prepayment of the Note or any other event, until June 30, 2002 (the Revenue Participation Termination Date).

    Revenue Participation Payments under this Agreement shall be due and payable as follows:

         (v) On each January 20, April 20, July 20 and October 20, commencing October 20, 1997, the Borrower shall pay to the Lender a Revenue Participation Payment equal to the difference between (A) the product of (1) an amount calculated on the basis of the percentages set forth above for the Borrower's Annualized Gross Sales (as defined below) for the period from the commencement of the fiscal year with respect to which such amount is calculated through the end of the fiscal quarter ending twenty (20) days prior to such payment date, multiplied by (II) a fraction, the numerator of which is the number of days from the commencement of such fiscal year (or from the commencement of this Agreement, in the case of the first fiscal year in which this Agreement is in effect) through the end of such fiscal quarter and the denominator of which is the number of days in such fiscal year (whether 365 or 366), minus (B) the Revenue Participation Payments already paid by the Borrower under this paragraph (v) for prior quarters of such fiscal year. If such difference equals a negative number (meaning that the Borrower has overpaid to such date Revenue Participation Payments due under this Agreement), the overpayment shall be credited to the Revenue Participation Payments next coming due.

    (w) Not later than ninety (90) days after the end of each fiscal year (including the fiscal year ending September 30, 1997), the Borrower shall provide to the Lender a reconciliation describing (i) the Borrower's Gross Sales for such year as set forth on the Borrower's annual financial statements, (ii) the aggregate annual Revenue Participation Payment due to the Lender on the basis of such Gross Sales (prorated as required by paragraph (x) below in the case of any partial fiscal years) and (iii) the amount of Revenue Participation Payments already made quarterly as above in paragraph (v) required. If the Revenue Participation Payment calculated on Gross Sales as set forth in such annual financial statements exceeds the aggregate quarterly Revenue Participation Payments made by the Borrower with respect to such year, the Borrower shall pay the difference to the Lender, together with the delivery of the Borrower's annual reconciliation; if the Borrower has overpaid the Revenue Participation Payment with respect to such year, the overpayment hall be credited to the Revenue Participation Payments next coming due (or, if no further payments are due, shall be refunded to the Borrower by the Lenders, without interest, promptly after the determination that no further Revenue Participation Payments are due).

          (x) In the case of any year during the effective period of this
      Section 2.2 which is less than a full year, the Revenue Participation Payment calculated under paragraph (w) above shall be equal to the product of (i) a fraction, the numerator of which is the number of days during such fiscal year during which this Section 2.2 is in effect (commencing on July 1, 1997, in the case of the first such year) and the denominator of which is the number of days in such fiscal year (whether 365 or 366), multiplied by (ii) the Revenue Participation Payment calculated on the basis of the percentages set forth in paragraphs (a) and (b) above for the entire cumulative annual Gross Sales of the Borrower for such fiscal year (without regard to whether such Gross Sales occurred during the effective period of this Agreement).


          (y) Any revenue Participation Payment not paid when due shall bear interest at 18% per annum (or, if less, the maximum rate permitted by law) until paid in full .

          (z) This Section 2.2 is drafted on the basis that the Borrower's fiscal year end is September 30. The Borrower may change its fiscal year with the prior consent of the Lender (which consent shall not be unreasonably withheld). In such case, the payment due dates, calculations and prorations set forth in this Section 2.2 shall be mutually and equitably adjusted, if necessary, to conform to such different fiscal year, provided that in all events the Lender shall be entitled to Revenue Participation Payments calculated on the basis set forth in paragraph (a) above for the entire period from July 1, 1997, through the Revenue Participation Termination Date.

          "Annualized Gross Sales" shall mean, for each respective period for which a Revenue Participation Payment shall be payable, the product of (1) Borrower's cumulative Gross Sales from the commencement of the fiscal year (or from July 1, 1997, in the case of the first year in which this Agreement is in effect) in which such fiscal period occurs through the end of the fiscal period for which such Revenue Participation Payment is calculated, multiplied by (2) a fraction, the numerator of which is the number of days in such fiscal year (whether 365 or 366) and the denominator of which is the number of days from the commencement of such year (or from the date of this Agreement, in the case of the first year in which this Agreement is in effect) through the end of such period. "Annualized Gross Sales" for a full fiscal year of the Borrower shall equal Gross Sales for such fiscal year.

          2.3 Maximum Rate. If at any time the amount of interest payable on any date under this Agreement would exceed the maximum interest permitted to be paid by the Borrower or received by the Lender under applicable law, then the amount of interest payable on such date shall be automatically reduced to such maximum amount and any amounts previously paid to Lender in excess of such maximum amounts shall be automatically deemed to be a payment of principal due under this Agreement.

SECTION 3. SECURITY.

    The Borrower agrees to grant and assign (or cause to be granted and assigned) a lien upon and security interest in the Collateral to the Lender, subject only to the Permitted Liens, pursuant to the Assignment, the Security Agreement and other instruments and agreements satisfactory to the Lender to create, perfect and maintain such liens and security interests to secure full and timely performance of the Indebtedness.

SECTION 4. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE LENDER.

    The obligations of the Lender to make the loan under Section 2.1 of this Agreement are subject to the occurrence, prior to or on the Disbursement Date, of each of the following conditions:

          4.1 Documents Executed and Filed. There shall have been EXECUTED and delivered and, as appropriate, there shall have been filed with such filing offices as the Lenders shall deem appropriate, the following:

              (a) The Note;
              (b) The Assignment;
              (c) The Security Agreement, and
              (d) The Financing Statements.

         4.2 Third Party Actions. There shall have been executed and delivered the following:

              (a) Each Guarantor shall have executed and delivered to Lender the Guaranty, and

              (b) Inmold shall have executed and delivered to Lender the Option.

         4.3 Corporate Documents. The Borrower shall have furnished to the Lender copies of the following, certified by such persons and as of such dates as shall be required by the Lender:

                    (a) The Borrower's Charter;
                    (b) The Borrower's bylaws;
                    (c) The Borrower's and Inmold's resolutions authorizing the transactions described in this Agreement;
                    (d) The Borrower's good standing certificate in the jurisdictions of its respective incorporation and where qualified to do business; and

          (e) The incumbency and signatures of the officers of the Borrower and Inmold executing any agreements or documents delivered pursuant to this Agreement.

      4.4 Opinion of Counsel. The Borrower shall have furnished to the Lender the favorable written opinion of the Borrower's and Inmold's legal counsel, in form and substance satisfactory to the Lender.

      4.5 UCC Lien Search. The Lender shall have received UCC record and copy searches, evidencing the appropriate filing and recording of the Financing Statements and disclosing no notice of any liens or encumbrances filed against any of the Collateral or other assets and properties of the Borrower in any relevant jurisdiction other than as relate to Permitted Liens.

      4.6 Other Lenders. The Senior Lender and the Borrower shall have entered into a loan transaction for a term of not less than one year and otherwise on terms and conditions satisfactory to Lender and the Lender and the Senior Lender shall have executed and delivered the Senior Lender Subordination Agreement. Horizon and Lender shall have executed and delivered the Intercreditor Agreement.

      4.7 Hazard and Liability Insurance. The Borrower shall have furnished to the Lender, in form and amounts and with companies satisfactory to the Lender, evidence of insurance policies complying in all respects with Section 6.2.

      4.8     Closing and Preparation Fees. The Borrower shall pay to the Lender
(a) a closing fee of $7,500 and (b) the amount of the Lender's legal fees and related out-of-pocket expenses incurred by the Lender in connection with the preparation of this Agreement and related agreements and instruments and the negotiation and closing of the loan under this Agreement.

      4.9 Due Diligence. The Lender shall have been provided an opportunity to review all material agreements, records and documents relating to the business of the Borrower and the Lender shall be satisfied with the form and substance of all such items. Without limitation of the foregoing, (a) Lender shall have verified all orders and scheduled production start dates of each new job listed in Borrower's projections with start dates of August 1, 1997, through January 1, 1998, and (b) Lender shall have received written evidence of the satisfaction and discharge of all outstanding federal tax liens and written evidence of payment plans with appropriate authorities on delinquent MESC and property taxes.

    4.10 Lender Satisfaction. The Lender shall not know or have any reasonable reason to believe that, as of the Disbursement Date:

            (a) Any Default or Event of Default has occurred and is continuing;

            (b) Any warranty or representation set forth in Section 5 of this Agreement shall not be true and correct; or

            (c) Any provision of law, any order of any court or other agency of government or any regulation, rule or interpretation thereof shall have had any material adverse effect on the validity or enforceability of this Agreement or the agreements or instruments contemplated hereunder, including, but not limited to, the Guaranty, the Security Agreement, the Assignment or the financing Statements.

      4.11 Approval of Lender's Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by legal counsel for the Lender, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

SECTION 5. WARRANTIES AND REPRESENTATIONS.

     The Borrower represents and warrants to the Lender, as of the date of this Agreement and on each Disbursement Date, that:

       5.1 Organization and Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has full power and authority to own its properties and to carry on its business as now conducted, and is in good standing and duly qualified to conduct business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires such qualification.

       5.2 Capitalization. Borrower's authorized capital stock consists solely of 50,000 shares of common stock, 43,610 of which shares are validly issued and outstanding and owned, beneficially and of record, by Inmold. All shares of the capital stock of the Borrower are validly issued, fully paid and nonassessable, there are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any shares of capital stock of the Borrower and all shares of the capital stock of the Borrower were offered and sold in compliance with all applicable federal and state securities laws.

       5.3 Authority. The Borrower has the full right, power and authority to execute and deliver this Agreement and to execute and deliver the other agreements and instruments contemplated hereunder and to perform its respective obligations hereunder and thereunder. This Agreement is, and the Note, Security Agreement, Assignment and other agreements and instruments contemplated hereunder will be, upon execution and delivery thereof, the legal, valid and binding obligations of the Borrower and are (or will be) enforceable in accordance with their respective terms, except as the enforcement thereof may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors.

      5.4 Subsidiaries and Investments. Borrower does not have any Subsidiaries or own directly or indirectly any interest or have any investment in any other person.

      5.5 Corporate Records. All corporate actions, including stock transfers, of the Borrower have been duly authorized and adopted in accordance with applicable law and the Borrower's Charter and bylaws and have been duly recorded in the Borrower's corporate minute books, and all stock transfers of the Borrower have been duly recorded in the Borrower's stock transfer books.

      5.6   Financial Statements. The Financial Statements

                (i) are true, complete and correct in all material respects;

               (ii) fairly present the properties, assets, financial position and results of operations of the parties as of the dates and for the periods stated therein or,if the same are projected or pro forma results, are reasonably expected to occur and are based on reasonable assumptions; and
              (iii) have been prepared to the extent applicable pursuant to and in accordance with GAAP.

      5.7 Unreported and Contingent Liabilities. The Borrower does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, other than such matters as are specifically and expressly set forth in the Financial Statements or Schedule 5.7 (if any).

      5.8   Environmental Matters. Except as set forth in Schedule 5.8 (if any),
(a) neither the Borrower nor any Affiliate of the Borrower has used Hazardous Materials on or affecting any premises occupied by the Borrower or such Affiliate in any manner which violates Environmental Laws and, to the best of the Borrower's knowledge, no prior owner of any premises occupied by the Borrower or such Affiliate or any current or prior occupant has used Hazardous Materials on or affecting any premises occupied by the Borrower or such Affiliate in any manner which violates Environmental Laws, (b) neither the Borrower nor any Affiliate of the Borrower has ever received any notice of any violations (and are not aware of any existing violations) of any Environmental Laws, received any information or known any facts or circumstances which would cause a reasonable person to suspect that there may be or may have been any violations of any Environmental Laws and to the best of the Borrower's knowledge, there have been no actions commenced or threatened by any party for noncompliance with any Environmental Laws, and (c) the Borrower has no accrued or contingent liability to any federal, state or local government or to any private party on account of or arising out of sewage, waste or hazadous waste disposal, air, water or land pollution or other environmental matters.

      5.9 No Adverse Change. Except as set forth in Schedule 5.7 (if any), since the date of the latest annual Financial Statements, there have not been any material adverse changes, either individually or in the aggregate, in the general affairs, business, prospects, customers, franchisees, competition, properties, financial position, results of operations or net worth of the Borrower, nor have there been any material casualties affecting the Borrower or loss, damage or destruction to any of its properties (whe ther or not covered by insurance).

     5.10 Taxes. Except as set forth in Schedule 5.10 (if any), the Borrower has prepared in accordance with law and filed all tax returns required to be filed by them respectively under the laws of the United States and any state, and have paid or established an adequate reserve in respect of all taxes, penalties, interest and related charges and fees for the periods covered by such returns and the Borrower has received no notice of any pending or threatened audit by the Internal Revenue Service or any state or local taxing authority related to the Borrower's tax returns or tax liability for a ny period and no claim for assessment or collection of taxes has been asserted against the Borrower.

     5.11 Litigation. Except as disclosed in Schedule 5.11 (if any), there are no material claims, demands, disputes, actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against or directly or indirectly affecting the Borrower, at law or in equity or admiralty or before or by any federal, state, municipal or other governmental court, department commission board, bureau, agency or instrumentality, domestic or foreign, nor is the Borrower subject to any presently effective adverse order, writ, injunction or decree of any such body.

    5.12 Insurance. All policies of insurance covering the Borrower's plant, machinery and equipment, inventory and other assets or providing for business interruption, personal and product liability coverage, or insuring against other risks, are in amounts sufficient with respect to the Borrower's assets, properties, business, operations, products and services as the same are presently owned or conducted. All such policies are in full force and effect and the premiums therefor have been paid as they become due and payable.

   5.13 Employee Pension Plans. Each of the Borrower's Plans is a "qualified plan" within the meaning of the IRC, and no Plan has been terminated or experienced any "reportable event" within the meaning of ERISA. Based upon an actuarial method of valuation of assets which complies with ERISA and upon actuarial assumptions and methods which comply with ERISA: (i) the present value of all accrued pension benefits under each of the Plans, determined as of the date of the latest actuarial valuation report, did not exceed the value of the assets of such Plan on that date and no amendment or proposed amendment to such Plan adopted or proposed subsequent to such date would, retroactively applied, make the foregoing information inaccurate; and (ii) as of the date of the latest actuarial valuation report there existed no "accumulated finding deficiency" as defined in ERISA with respect to any pension plan. No termination or partial termination of the Plans has created, or will create or give rise to, any liability to the PBGC under ERISA or otherwise operate in a manner so as to permit the PBGC to acquire a lien upon any of the Borrower's properties or assets. The Borrower does not participate, nor has the Borrower ever participated, in any "multi-employer plan" as defined in ERISA.


     5.14 Labor Relations. There is not any strike, lock-out, sit-down, slow-down, grievance or other labor dispute or trouble of any nature whatsoever pending or threatened against the Borrower which to any extent or in any manner affects the Borrower.

     5.15 Payments to Employees. All accrued obligations of the Borrower relating to employees, whether arising by operation of law, by contract or by past service, have been paid when due by the Borrower.

     5.16 Warranties; Product Liability. There are no liabilities of the Borrower, fixed or contingent, with respect to any product liability or any claim for the breach of any express or implied product warranty, or any similar claim that relates to any product sold by the Borrower and the Borrower has no knowledge of any product defects which could give rise to any such liabilities or claims.

     5.17 Compliance with Laws. Except as set forth in Schedule 5.7 (if any), the Borrower has complied fully and faithfully with all laws, orders, regulations, rules, decrees and ordinances affecting to any material extent or in any material manner any aspect of its business. There are no existing or proposed laws, orders, regulations, rules, decrees or ordinances of such a nature as could be expected to adversely affect the continued conduct of the Borrower's business in the manner presently being carried on and conducted.

     5.18 Compliance with Agreements, Etc. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or cause a breach or violation of the Charter, bylaws or other covenants or obligations binding upon the Borrower or affecting any of the Borrower's properties, or cause a lien or other encumbrance to attach to any of its respective properties, or result in the termination of or the right to terminate any license, franchise, lease, permits, approval or agreement to which the Borrower is a party or by which the Borrower is bound, or require a consent of any person to prevent any such breach, default, violation, lien, encumbrance, right or termination. The Borrower has complied with all licenses, franchises, eases, permits, approvals and agreements to which the Borrower is a party or by which the Borrower is bound the breach of which would materially and adversely affect the operations or condition, financial or otherwise, of the Borrower.

      5.19 Approvals. No approval of or filing with any federal, state or local court authority or administrative agency is necessary to authorize the execution and delivery of this Agreement by the Borrower or the consummation by the Borrower of the transactions contemplated herein.

      5.20 Franchises, Licenses, Trademarks, Patents and Other Rights. The Borrower has all franchises, permits, licenses and other similar authority necessary for the conduct of its businesses as now being conducted and as planned to be conducted, the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of the Borrower. The Borrower possesses all patents, patent rights, trademarks, trademark rights, trade names, trade name rights and copyrights necessary to conduct their respective businesses as now being conducted and as planned to be conducted without conflict with or infringement upon any rights of others and the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of the Borrower, and the Borrower has not received any notice of infringement upon or conflict with the asserted rights of others in any such patents, patent rights, trademarks, trademark rights, trade names, trade name rights or copyrights. The Borrower has no knowledge that there exists, or there is pending or planned, any patent, invention, device, application or principle, or any statute, rule, law, regulation, standard or code which would materially adversely affect the condition, financial or otherwise, or the operations of the Borrower.

      5.21 Title to Properties: Liens and Encumbrances. The Borrower has a valid and indefeasible ownership interest in all the real and personal property and assets recorded in the Financial Statements (including but not limited to the Collateral), free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or other charges, of any nature whatsoever, other than Permitted Liens and the rights of purchasers of Inventory in the ordinary course of the Borrower's business.

      5.22 Leases. All premises on which the Borrower conducts business which are not owned by the Borrower are possessed by the Borrower pursuant to leases which are legal, valid, binding and enforceable obligations of the Borrower and, to the knowledge of the Borrower, the lessor thereof, which leases are not in default and which leases are not terminable by the lessor, any mortgagor or other person in the absence of a breach of such lease by the Borrower.

       5.23 Guarantor. Each Guarantor has the full right, power and authority to execute and deliver the Guaranty and to perform his respective obligations thereunder. The Guaranty is the legal, valid and binding obligation of each Guarantor and is enforceable in accordance with its terms, except as the enforcement thereof may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors. Neither the execution of the Guaranty nor the consummation of the transactions contemplated therein will constitute or cause a breach or violation of the covenants or obligations binding upon the Guarantor or affecting any property of the Guarantor, or cause a lien or other encumbrance to attach to any properties of the Guarantor, or result in the termination of or the right to terminate any license, franchise, lease, permit, approval or agreement to which the Guarantor is a party, or require a consent of any person (other than those which have been obtained and disclosed in writing to the Lender) to prevent any such breach, default, violation. lien, encumbrance, right or termination. No approval of or filing with any federal, state or local court, authority or administrative agency is necessary to authorize the execution and delivery of the Guaranty by the Guarantor or the consummation by the Guarantor of the transactions contemplated therein.

          5.24 Inmold. Inmold has the full right, power and authority to execute and deliver the Option and to perform its obligations thereunder. The Option is the legal, valid and binding obligation of Inmold and is enforceable in accordance with its terms, except as the enforcement thereof may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors. Neither the execution of the Option nor the consummation of the transactions contemplated requires the consent of an y person (other than those which have been obtained and disclosed in writing to the Lender). No approval of or filing with any federal, state or local court authority or administrative agency is necessary to authorize the execution and delivery of the Option by Inmold or the consummation by Inmold of the transactions contemplated therein.

          5.25 Materiality. No statements in this Agreement or in any document, schedule, certificate or exhibit furnished or to be furnished by the Borrower to the Lender pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contain or will contain any untrue statement of a material fact, or fail to contain any material facts necessary in order to make the statements therein not misleading. Except as already disclosed in this Agreement, there are no events, transactions or other facts which, either individually or in the aggregate, might reasonably give rise to circumstances or conditions which might have a material adverse effect on any of the general affairs, business, prospects, customers, competition, properties, financial position, results of operation or net worth of the Borrower.

SECTION 6. COVENANTS OF THE BORROWER.

     From the date hereof until all obligations of the Borrower under this Agreement have been satisfied and performed, the Borrower covenants and agrees that it will:

6.1 Reporting.

          6. 1.1 Annual Financial Reports. Furnish to the Lender in form satisfactory to the Lender as soon as available and in any event not later than ninety (90) days after the close of each fiscal year of the Borrower, a balance sheet as at the close of each such fiscal year, statements of income and retained earnings and changes in financial position for each such fiscal year and such other comments and financial details as are usually included in similar reports. Such reports shall be prepared in accordance with GAAP, reviewed by independent certified public accountants of recognized standing and accompanied by a customary statement of such accountants relating to such review.

          6.1.2 Monthly Financial Statements. Furnish to the Lender not later than twenty (20) days after the close of each month financial statements containing the balance sheet of the Borrower as of the end of each such period, consolidated and consolidating statements of income and retained earnings of the Borrower with comparisons to previous years' statements (for both the current month and year-to-date) and to budgets (and accompanied by an analysis from the Borrower's management explaining all significant variances, whether positive or negative) and a consolidated statement of changes in financial position of the Borrower for the portion of the fiscal year up to the end of such period. These statements shall be prepared on substantially the same accounting basis as the Borrower's annual financial statements and shall be in such detail as the Lender may reasonably require, and the accuracy of the statements (subject to year-end adjustments) shall be certified by the chief executive or financial officer of the Borrower.


          6.1.3 Monthly Agings. Furnish to the Lender not later than twenty (20) days after the close of each month agings of the Borrower's accounts payable and accounts receivable as of the end of such month.

          6.1.4 No Default Certificate. Furnish to the Lender together with each delivery of the financial statements required by Section 6.1.1 or 6.1.2 of this Agreement a certificate of the Borrower's chief executive or financial officer stating that no Event of Default or Default has occurred or, if any such Event of Default or Default exists, stating its nature, its period of existence and what action the Borrower proposes to take with respect thereto.

          6.1.5 Monthly Compliance Certificate. Furnish to the Lender not later than ten (10) days after the close of each calendar month a certificate demonstrating compliance with the financial covenants set forth in Section
      6.8 as of the end of such calendar month.

          6.1.6 Adverse Events. Promptly inform the Lender of the occurrence of any Event of Default or Default, or of any other occurrence which has or could reasonably be expected to have a materially adverse effect upon the Borrower's business, properties, financial condition or ability to comply with the Borrower's obligations hereunder.

          6.1.7 Board and Shareholder Reports. Promptly furnish to the Lender upon becoming available a copy of all financial statements, reports, notices and proxy statements sent by the Borrower to its board of directors or stockholders, and all regular and periodic reports filed by the Borrower with any securities exchange, the Securities and Exchange Commission or any other governmental authorities.

          6.1.8 Management Letters. Furnish to the Lender,promptly upon receipt thereof, copies of all management letters and other reports of substance submitted to the Borrower by independent certified public accountants in connection with any annual or interim audit of the books of the Borrower.

          6.1.9 Other Information As Requested. Promptly furnish to the Lender such other information regarding the operations, business affairs and financial condition of the Borrower as the Lender may reasonably request from time to time, permit the Lender, its employees, attorneys and agents, to inspect all of the books, records and properties of the Borrower at any reasonable time and in no event shall the Lender have information, observation and inspection rights less favorable than those granted to other creditors of the Borrower (including Horizon and the Senior
      Lender).

      6.2 Insurance. Keep the Borrower's insurable properties adequately insured and maintain insurance against fire, public liability, product liability and other risks customarily insured against by companies engaged in the same or a similar business to that of the Borrower, necessary worker's compensation insurance and such other insurance as may be required by law. All such policies shall contain a provision whereby they may not be canceled except upon thirty
(30) days' prior written notice to the Lender. The Borrower will deliver to the Lender, at the Lender's request, evidence satisfactory to the Lender that such insurance has been so procured and made payable to the Lender, as its interest appear, and that the Lender has been named as an additional insured (with respect to liability insurance).

      6.3 Taxes. Pay promptly and within the time that they can be paid without interest or penalty all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon the Borrower, and its property, except to the extent being contested in good faith.

      6.4 Maintain Corporation and Business. Do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower's corporate existence, rights and franchises and to comply with all applicable laws; maintain adequate records of its respective transactions and affairs and complete and accurate books of account; continue to conduct and operate its respective business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its respective property used or useful in the conduct of its business and keep the same in good repair, working, order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

    6.5 ERISA. (a) At all times meet the minimum funding requirements of ERISA with respect to the Borrower's Plans and (b) promptly after the Borrower knows or has reason to know (i) of the occurrence of any event which would constitute a reportable event or prohibited transaction under ERISA, or (ii) that the PBGC or the Borrower has instituted or will institute proceedings to terminate a Plan, deliver to the Lender a certificate of the chief financial officer of the Borrower setting forth details as to such event or proceedings and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC.

    6.6     Board Matters.

            6.6.1 Notice. Provide the Lender reasonable notice of all meetings of the Board of Directors of the Borrower and of any action to be taken by written consent of the members of the Board of Directors of the Borrower and permit a representative of the Lender to attend all meetings of the Board of Directors of the Borrower.

            6.6.2 Frequency. Hold meetings of the Board of Directors of the Borrower not less frequently than semi-annually.

            6.6.3 Annual Budget. Cause the Borrower's annual operating budget to be presented to and approved by the Board of Directors of the Borrower at a meeting of the respective Board of Directors prior to the commencement of the new fiscal year.

    6.7 Key Man Life Insurance. Maintain the Policy in full force and effect at all times, not borrow for any purpose (including, but not limited to the payment of premiums thereunder) any cash value of the Policy or any other amounts secured by the Policy, pay when due all premiums and assessments from time to time due under the Policy and provide to the Lenders upon request reasonable evidence of the payment of such premiums.

    6.8 Financial Covenants.

            6.8.1   Net Worth. Maintain Borrower's Net Worth at not less than:

                    (a)     $ 1,000,000 at September.30, 1998;
                    (b)     $ 1,750,000 at September 30, 1999;
                    (c)     $ 2,500,000 at September 30, 2000, and
                    (d)     $ 3,250,000 at September 30, 2001.

            6.8.2 Debt Ratio. Maintain Borrower's ratio of Debt to Net Worth at not more than:

                  (a)     8.0 to 1.0 at September 30, 1998;
                  (b)     5.0 to 1.0 at September 30, 1999;
                  (c)     4.0 to 1.0 at September 30, 2000, and
                  (d)     3.0 to 1.0 at September 30, 2001.

            6.8.3 Debt Service Coverage Ratio. Maintain Borrower's ratio of Cash Flow to Debt Service at each September 30, commencing September 30, 1998, at not less than 2.0 to 1.0.

            6.8.4 Fixed Asset Expenditures. Not permit Borrower to acquire or expend for, or commit itself to acquire or expend for by lease, purchase or otherwise, fixed assets (other than the property secured by the Mortgage) in excess of $500,000 in any fiscal year during the term of this Agreement without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

6.9 Negative Covenants.

            6.9.1 Dividends. Not declare or pay any dividend on, or make any other distribution with respect to (whether by reduction of capital or otherwise) any shares of its capital stock without the prior written consent of Lender, which consent shall not be unreasonably withheld.

            6.9.2 Stock Issuance. Not issue or otherwise sell or transfer any shares of its capital stock, or any warrant, right or option relating thereto or any security convertible into any of the foregoing without the prior written consent of Lender, which consent shall not be unreasonably withheld, provide that Inmold thereafter retains control of the Borrower and owns not less than 51% of the outstanding capital stock of Borrower.

            6.9.3 Stock Acquisition. Not purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so.

            6.9.4 Liens and Encumbrances. Not create, incur,assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (including any charge upon property purchased under a conditional sales or other title retaining agreement) upon any of its property or assets whether now owned or hereafter acquired other than Permitted Liens.

            6.9.5 Indebtedness. Not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, or any obligations evidenced by capital or operating leases, or any other indebtedness whatsoever, except for (a) the Note,
(b) trade indebtedness incurred and paid in the ordinary course of business, (c) contingent indebtedness to the extent permitted by Section 6.9.7 of this Agreement and (d) indebtedness secured by Permitted Liens.

            6.9.6 Extension of Credit. Not make loans, advances or extensions of credit to any person, except for loans, advances or sales on open account in the ordinary course of business.

            6.9.7 Guarantee Obligations. Not guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other person, whether by agreement to purchase the indebtedness of any other person, agreement for the furnishing of funds to any other person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other person, or otherwise, except for the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

            6.9.8 Investments. Not purchase or hold beneficially any stock or other securities of or make any investment or acquire any interest in, or assets or properties as a going concern of, any other person. except for direct obligations of the United States maturing within one year from the date of acquisition.

            6.9.9 Subordinate Indebtedness. Not subordinate any indebtedness due to it from a person to indebtedness of other creditors of such person.

            6.9.10 Property Transfer, Merger or Lease-Back. Not, without the Lender's prior written consent (which consent shall not be unreasonably withheld), (a) sell, lease, transfer or otherwise dispose of all or any material part of its properties and assets (whether in one transaction or in a series of related transactions), except as to the sale of Inventory in the ordinary course of business, (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other person, enter into any reorganization or recapitalization or reclassify its capital stock, or (c) enter into any sale-leaseback or joint-venture transaction.

            6.9.11 Pension Plans. Not(a) allow any fact,condition or event to occur or exist with respect to a Plan of the Borrower, or any of the Subsidiaries, which might constitute grounds for termination of any such plan or for the appointment by a United States District Court of a trustee to administer any such Plan, or (b) permit any such Plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result a liability of the Borrower or any of the Subsidiaries to the

     PBGC, which will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

            6.9.12 Transactions With Affiliates. Not (a) enter into any contract, arrangement or other transaction with any Affiliate, including but not limited to a purchase, sale, lease or exchange of property or the rendering of services through an employment or consulting relationship, other than a contract, arrangement or other transaction in the ordinary course of its business which is upon fair and commercially reasonable terms no less favorable to it than would be obtained from a person not an Affiliate, (b) permit the conduct of its business to be undertaken by any Affiliate or (c) make any advance or loan whatsoever to an Affiliate (other than travel and entertainment advances made in the ordinary course of the its business and in accordance with its standard practices); provided, however that Inmold may, at its discretion. place new business of a type otherwise performed by Borrower with any of Inmold's operating subsidiaries without violation of this Section 6.9.12, so long as Borrower's annual sales are at a rate which would generate not less than $17,500,000 in annual sales.

            6.9.13 Misrepresentation. Not furnish the Lender with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

     6.10 Use of Proceeds. Use the proceeds of the Lender's loans under this Agreement for ordinary working capital and fixed asset expenditures (subject, in any event to the other limitations of this Agreement).

SECTION 7.INDEMNIFICATION.

     The Borrower shall indemnify, defend and hold harmless the Lender and the Lender's employees, agents, successors and assigns from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to (and without giving effect to ANY tax benefit to the indemnified party) (i) any inaccuracy in ANY representation or WARRANTY of the Borrower contained in this Agreement or in any certificate or other document or agreement executed or delivered by the Borrower in connection with this Agreement or otherwise made or given in connection with this Agreement, (ii) ANY failure by the Borrower to perform or observe, or to have performed or obs erved, in full any covenant, agreement or condition to be performed or observed by it under this Agreement or under any certificate or other document or agreement executed by the Borrower in connection with this Agreement, (iii) reliance BY the Lender on any books or records of the Borrower or reliance by the

Lender on any information furnished pursuant to this Agreement by the Borrower or any of the Borrower's officers to the Lender, or (iv) the general business and operations of the Borrower. Any amounts not paid when due under this Section 7 shall bear interest at 18% per annum (but not in excess of the maximum rate permitted by law).

SECTION 8. DEFAULTS AND REMEDIES.

    8.1 Events of Default. The Borrower shall be in default of this Agreement upon the occurrence of any of the following conditions or events:

            8.1.1 Failure to Pay Monies Due. If any of the Indebtedness shall not be paid when due.

            8.1.2 Non-Compliance with Certain in Covenants. If the Borrower shall fail to perform any of its obligations or covenants contained in
     Section 3 (Security), Section 6.1 (Reporting), Section 6.7 (Key Man Life Insurance), Section 6.8 (Financial Covenants), Section 6.9 Negative Covenants) or Section 7 (Indemnifcation) and such failure shall not be cured by the Borrower or waived by the Lender within ten (10) Business Days after the Notice Date.

            8.1.3 Misrepresentation. If any warranty or representation in connection with or contained in this Agreement, or if any financial data or other information now or hereafter furnished to the Lender in connection with this Agreement or the transactions contemplated by this Agreement shall prove to be false or misleading in any material respect.

            8.1.4 Other Non-Compliance. If the Borrower shall fail to perform any of its obligations and covenants (other than those described in Sections 8.1.1 or 8.1.2) under, or shall fail to comply with any of the provisions of, this Agreement or any other agreement with Lender to which the Borrower may be a party and such failure shall not be cured by the Borrower or waived by Lender within twenty (20) Business Days after the Notice Date.

             8.1.5 Change in Management or Control. If the employment of either Guarantor or other senior management by Borrower shall be terminated for any reason ,without the prior consent of Lender, or if Inmold shall no longer control Borrower.

            8.1.6 Cross-Defaults. If (a) there shall occur any event which permits the Senior Lender to accelerate the due date of any Debt owing the Senior Lender, (b) there shall occur any event which permits Horizon to accelerate the due date of any Debt owing Horizon, (c) the Borrower shall default in the due payment of any of its Debt (other than that owing to the Senior Lender or Horizon) or in the due observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such Debt, or in the due observance or performance of any other material contract or undertaking and such default shall continue beyond any grace periods described therein or (d) either

     Guarantor shall default in the observance or performance of any term, covenant or condition in the Guaranty.

            8.1.7 Judgments, Garnishments, Etc. If there shall be rendered against the Borrower one or more judgments or decrees involving an aggregate liability of $10,000 or more, which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than twenty (20) days, whether or not consecutive; or if a writ of attachment or garnishment against the property of the Borrower shall be issued and levied in an action claiming $10,000 or more, and not released or appealed and bonded in a manner satisfactory to the Lender.

            8.1.8 Business Suspension, Bankruptcy, Etc. If the Borrower shall voluntarily suspend transaction of its business, shall not pay its debts as they mature or shall make a general assignment for the benefit of creditors; or proceedings in bankruptcy or for reorganization or liquidation of the Borrower under the Bankruptcy Code or under any other state or federal law for the relief of debtors shall be commenced by the Borrower or shall be commenced against the Borrower and shall not be discharged within thirty (30) days after commencement; or a receiver, trustee or custodian shall be appointed for the Borrower or for any substantial portion of its properties or assets.

     8.2 Acceleration of Indebtedness. Upon the occurrence of an Event of Default, and at any time thereafter, Lender may at its option declare the Note and any other Indebtedness owing to the Lender to be immediately due and payable in full without presentation, demand, protest, notice of dishonor or other notice of any kind, all of which are expressly waived.

     8.3 Application of Proceeds. The proceeds arising from any sale or other disposition of the Collateral or from the exercise of any right or remedy exercised or undertaken under or in connection with this Agreement shall be applied first to all costs and expenses authorized by this Agreement, the Security Agreement, the Assignment, any other document contemplated hereby or the UCC, and the balance shall be applied to the Indebtedness, first to interest, next to unpaid Revenue Participation Payments and then to principal and the balance, if any, shall be paid to the Borrower or to such other person or persons as may be entitled thereto under applicable law. The Borrower shall remain liable for any deficiency which it shall pay on demand.

     8.5 Non-Exclusive Remedies. The remedies provided for herein are cumulative to the remedies available to the Lender as provided by law or equity, by the Guaranty, the Security Agreement, the Assignment or any other document contemplated hereby. Nothing herein contained is intended, nor should it be construed, to preclude the Lender from pursuing any other remedy for the recovery of any other sum to which the Lenders may be or become entitled for the breach of this Agreement by the Borrower.

SECTION 9. MISCELLANEOUS.

     9.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Michigan.

     9.2 Survival. The representations, warranties, covenants and agreements made herein shall survive (i) any investigation made by the Lender and (ii) the Disbursement Date.

     9.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto; provided, however, that the Borrower may not assign its rights and obligations hereunder. The Borrower specifically acknowledges and agrees that the Lender may assign any of its rights hereunder or the Note in whole or in any part.

     9.4 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto (including the Exhibits hereto and thereto) constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof and supersede the letter dated July 17, 1997, in its entirety. Neither this Agreement nor any term hereof may be amended, waived. discharged or terminated orally, except by a written instrument signed by the Borrower and the Lender.

     9.5 Notices and Other Communications. All notices and other communications required or permitted hereunder shall be in writing, and shall be mailed by first-class mail, postage prepaid, or delivered, either by hand or by messenger, addressed (a) if to Lender, at Lender's Address, or at such other address as Lender shall have furnished to the Borrower in writing, and (b) if to the Borrower, at the Borrower's Address, or at such other address as the Borrower shall have furnished to the Lender in writing. Notices shall be effective on the earlier of receipt or three days after mailing by first class mail as above described.

     9.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Lender, upon any breach or default of the Borrower under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Lender of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. Without limitation of the foregoing, no agreement by the Lender with any lender to, or other creditor of, the Borrower to subordinate, defer, waive or otherwise agree not to enforce any or all of the obligations of the Borrower (or any other party) to the Lender under this Agreement, the Note, the Security Agreement, the Assignment, the Guaranty or any other document contemplated hereby shall amend, waive or otherwise forgive such obligations or affect in any way the right of the Lender to take any action, or to exercise any remedy, permitted to the Lender under this Agreement or under such other agreements and instruments, including, without limitation, the right of the Lender to charge and receive default interest or late payment charges, to declare an Event of Default and to exercise the Lender's remedies arising upon the occurrence of an Event of Default.

    9.7 Covenant Independence. Each covenant in this Agreement shall be deemed to be independent of any other covenant, and an exception in one covenant shall not create an exception in another covenant.

     9.8 Agent's Fees. The Borrower (i) represents and warrants that the Borrower has retained no finder or broker, other than Guiness Mahon Andover in connection with the transactions contemplated by this Agreement and (ii) hereby agree to indemnify and to hold the Lender harmless of and from any liability for commission or compensation in the nature of an agent's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability, including reasonable attorney's fees and disbursements), including without limitation Guiness Mahon Andover, arising from any act by the Borrower or any of its employees, representatives or agents.

     9.9 Loan Administration Expenses. The Borrower agrees to reimburse Lender, on demand, for all reasonable out-of-pocket costs, fees, charges and expenses, including legal fees, incurred or arising in connection with (a) the enforcement or protection, or attempted enforcement or protection, of the Lender's rights and remedies under this Agreement, the Note, the Security Agreement, the Assignment, the Guaranty or any other document contemplated hereby, including without limitation the commencement, defense or intervention in any litigation, taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise), the protection, collection, lease, sale, taking possession of or liquidation of any of the Collateral, and any other attempt to enforce or protect any rights or claimed rights of the Lender to collect the Indebtedness,
(b) protecting Lender's security interest and lien in the Collateral, including without limitation title and UCC reports, the cost of audits (announced and unannounced) and the cost of appraisals, surveys, environmental reports and consultants, in each case as deemed reasonably necessary by the Lender or (c) any other matters arising out of or contemplated by this Agreement, the Note, the Security Agreement, the Assignment, the Guaranty or any other document contemplated hereby, including without limitation the review, preparation or making of any amendments, modifications, waivers or consents with respect to this Agreement, the Note, the Security Agreement, the Assignment, the Guaranty or any other document contemplated hereby. Any such charges or expenses shall be payable by Borrower upon demand by Lender and shall bear interest at 18% per annum (or, if less, the maximum rate permitted by law) until paid in full.

     9.10 Exhibits, Etc. All exhibits and schedules referred to in this Agreement shall be deemed to be attached to and made a part of this Agreement.

     9.11 Headings. Section headings used in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any purpose.

     9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     9.13 Jury Trial Waiver. THE LENDER AND THE BORROWER, AFTER
CONSULTING OR HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE

CONSTITUTIONAL RIGHT TO A TRIAL BY JURY IN ANY LITIGATION BASED ON OR ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR INSTRUMENT OR ANY OF THE TRANSACTIONS EVIDENCED THEREBY.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.



                               G-P PLASTICS, INC.

                               By:Filipp J. Kreissl
                                 ------------------------------

                               Its:(Illegible)
                                   ----------------------------


                               CAPITAL BIDCO INC


                               By:(Illegible)
                                  -----------------------------

                               Its:President
                                   ----------------------------

                                 SCHEDULE 5.21
                                Permitted Liens





(1) Rights of General Motors Corporation in inventory and tooling owned by General Motors Corporation

(2) Security interest of Cincinnati Milacron in a Cincinnati Milacron CH-90-R-40mm-12.00 (serial number 3987AOI/94-10)

                                  EXHIBIT A

                              (Copy of Term Note]

THE INDEBTEDNESS EVIDENCED BY THIS TERM NOTE IS SUBORDINATED TO INDEBTEDNESS OWING TO THE CIT GROUP/CREDIT FINANCE INC. PURSUANT TO A SUBORDINATION AGREEMENT AMONG MAKER, PAYEE AND THE CIT GROUP/CREDIT FINANCE, INC.


                                   TERM NOTE


Lansing, Michigan                                                 $500,000
Date: July______1997


     FOR VALUE RECEIVED, the undersigned promise to pay to the order of Capital BIDCO, Inc., a Michigan business and industrial development corporation ("Payee"), at any office of the Payee in the State of Michigan, the sum of Five Hundred Thousand ($500,000) Dollars with interest from the date hereof at the Contract Rate (as defined below) until maturity, whether by acceleration or otherwise. in sixty one (61) monthly payments as follows:

            (a) One (1) payment due on the first day of the month immediately following the date of this Note, in the amount of interest accrued at the Contract Rate on the outstanding principal balance of this Note from the date of this Note through the end of the preceding month;

            (b) Nine (9) payments due on the first day of each month, commencing with the payment due on September 1, 1997, and ending with the payment due on May 1, 1998, each in the amount of interest accrued at the Contract Rate on the outstanding principal balance of this Note during the preceding month;

            (c) Fifty (50) payments due on the first day of each month, commencing with the payment due on June 1, 1998, and ending with the payment due on July 1, 2002, each in the amount of the Amortizing Payment (as defined below), and

            (d) A final balloon payment due on August 1, 2002, in an amount sufficient to fully amortize all outstanding principal and interest accrued under this Note to such date.

As used in this Note:

            "Contract Rate" shall mean the per annum interest rate equal to the greater of (a) thirteen and one-half percent (13-1/2%) or (b) four percent (4%) plus the prime rate as from time to time published in the Wall Street Journal (or in a substitute national daily financial publication selected by Payee if the Wall Street Journal shall no longer be published) (or the predominant prime rate, if more than one is so published). The prime rate in effect on the last business day of a calendar quarter shall be applicable for purposes of calculating the Contract Rate at all times during, the following calendar quarter. Payee shall endeavor to notify the undersigned of any change in the Contract Rate at least ten (10) business days after the end of the calendar quarter in which such change is effective and Payee's calculation of the Contract Rate shall be binding on the undersigned, absent fraud, willful misconduct or manifest error in calculation.

            "Amortizing Payment" shall mean a payment, inclusive of principal and interest, calculated as of the date such Amortizing Payment is due in an amount which would cause the complete amortization of the outstanding principal balance of the Note at the Contract Rate in effect on such date if paid over a term of (i) sixty (60) months minus (ii) the number of months in which Amortizing Payments have been made prior to such date. Payee shall endeavor to notify the undersigned of the amount of each Amortizing Payment at least ten (1O) business days in advance of its respective due date and Payee's calculation of the Amortizing Payment shall be binding on the undersigned, absent fraud, willful misconduct or manifest error in calculation.

     Any provision of this Note to the contrary notwithstanding, (a) the entire amount of principal and interest accrued and outstanding, hereunder shall be due and payable on August 1, 2002, and (b) this Note shall bear interest at a default rate after maturity, whether by acceleration or otherwise, of the Contract Rate plus five (5%) per cent per annum on unpaid principal and ten (10%) per cent per annum on accrued and unpaid interest.

     If any installment of this Note is not paid when due (if due prior to an acceleration of the due date of this Note by Payee), the undersigned shall owe and immediately pay to the Payee a late charge in the amount of four (4%) per cent of the late installment. Neither Payee's demand for nor receipt of such late charge shall waive any default or otherwise affect Payee's rights and remedies under this Note.

     This Note is issued pursuant to a Loan Agreement, of even date, between the undersigned and the Payee (the "Agreement"). In addition to the payment of principal and interest, the undersigned is obligated to pay Revenue Participation Payments as described in the Agreement. This Note is secured by the Collateral described in the Agreement and is cross-defaulted with other indebtedness of the undersigned as described in the Agreement.

      This Note may not be prepaid in whole or in part prior to August 1, 1999, without the consent of the Payee and then only upon such conditions, including the payment of a premium, as Payee shall in its sole discretion require. From and after such date, this Note may be prepaid in whole or in partial increments of not less than $5,000 without Payee's consent or premium or penalty. Partial prepayments shall be applied to the installments last coming due under this Note. Revenue Participation Payments shall continue, notwithstanding prepayment, as provided in the Agreement.

       Any payment due hereunder on a day which is not a day on which banks in Michigan are open to carry on their normal commercial banking business shall be extended to the next succeeding business day and interest shall be payable through such extended date.

     Interest shall be calculated for the actual number of days outstanding on the basis of a 360 day year. If at any time the amount of interest payable on any date under this Note would exceed the maximum interest permitted to be paid by the undersigned or received by the Payee under applicable law, then the amount of interest payable on such date shall be automatically reduced to such maximum amount and any amounts previously paid to the Payee hereunder in excess of such maximum amounts shall be automatically deemed to be a payment of principal due under this Note.

     Upon the occurrence of an Event of Default (as defined in the Agreement), the Payee may at its option and without prior notice to the undersigned declare this Note to be immediately due and payable, sell or liquidate all or any portion of the Collateral, offset against the indebtedness any amounts owing by the Payee to the undersigned, charge interest at the default rate herein provided and exercise any one or more of the rights and remedies granted to the Payee by any agreement with the undersigned or given it under applicable law.

     This Note shall bind the undersigned and the undersigned's respective successors and assigns and may be negotiated or assigned, in whole or in part, by Payee.

     Each maker and indorser waives presentment, demand, protest and notice of dishonor, and agrees that no extension or indulgence to the undersigned or release or nonenforcement of any security, or release of any party, whether with or without notice, shall affect the obligations of any maker, indorser or accommodation party.

     Each maker and indorser agrees to reimburse the holder of this Note for any and all costs and expenses (including, but not limited to, reasonable attorney fees) incurred in collecting or attempting to collect this Note.

     THE UNDERSIGNED AND THE PAYEE, AFTER CONSULTING OR HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE CONSTITUTIONAL RIGHT TO A TRIAL BY JURY IN ANY LITIGATION BASED ON OR ARISING OUT OF THIS NOTE, ANY RELATED AGREEMENT OR INSTRUMENT OR ANY OF THE TRANSACTIONS EVIDENCED THEREBY.


                                     G-P PLASTICS, INC.


                                     By_____________________________

                                     Its____________________________




                                      -3-